

American (b. 1958)

Kenny Scharf

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The Painting

Part of the New York graffiti school, Kenny Scharf worked alongside Basquiat and Haring. This massive scale painting was acquired amid the artist's expanding market, featuring 10 new top prices since ...

Initial Offering Price	$143,000
Offering Circular	sec.gov
Deal Sheet	Download

Recent Cri

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Fundamentals

Market Growth: Scharf has totaled $2 million or more in annual auction turnover every year since 2020, signaling a new level for his market. All of his top 10 auction records have been set since the start of 2020.

Documented Appreciation: Scharf works have historically appreciated 95% of the time they've returned to auction. 21 repeat sales, from '01-'24, according to our data.

Attractive Risk Adjusted Appreciation: Across his repeat sales, Scharf's Sharpe Ratio is 1.00 ('01-'24), while the S&P is .46, Bonds are .43, and Real Estate is .31 over the same time period.

Prestigious Commissions: In 2024, Scharf created a mural similar to our painting at the Hotel du Cap-Eden-Roc. He was the first artist commissioned to make work there since Pablo Picasso created the hotel's restaurant menu in 1955.

Recurring Subject: The painting features one of Scharf's most recognizable recurring characters, the Meanie. He compares his use of the Meanie to ancient civilizations' use of scary faces to ward off evil, as seen in tiki heads and totem poles.

Historical Prestige: This work was made in 2021, the year Scharf collaborated with Dior to bring his signature designs to a line of apparel and accessories by the storied fashion house.

Recent Acclaim: Scharf's work was recently the subject of 3 separate solo exhibitions, including an acclaimed retrospective at the Brant Foundation in New York, his largest show in decades. His work is also included in the Luna Luna theme park alongside legends like Basquiat, Haring, Dali, Hockney and more.

Notable Collectors: Scharf's work is collected by celebrities like Robert DeNiro and Gwyneth Paltrow, and in notable institutions including the MoMA, the Whitney, and the MoCA Los Angeles.

*Sharpe Ratio figures for illustrative purposes only. Comparison of assets that trade real time compared to assets that trade episodically like art may have limitations.

For further disclaimers, see Important Disclosures at masterworks.com/cd.

The Artist

Kenny Scharf (b. 1958, Los Angeles) is an American contemporary artist known for his whimsical integration of graffiti into contemporary art. Scharf draws inspiration from the emerging pop art movement, street art, and cartoons of his childhood in the 1960s. With Andy Warhol as a mentor, Scharf immersed himself in the East Village art scene and collaborated with Keith Haring and Jean-Michel Basquiat.

Emerging

Artist Risk Classification


Mature
Speculative
Established
Emerging

Artist Risk Profile

This artist is **Emerging** based on scoring in Masterworks internal Artist Market Rating Profiles.

Important Collectors and Museums

Brant Foundation
New York; Greenwich, CT



Gwyneth Paltrow
Actress

Museum of Contemporary Art
Los Angeles, CA

Museum of Modern Art
New York, NY



Robert DeNiro
Actor



The Broad
Los Angeles, CA

Whitney Museum of American Art
New York, NY

Financials

Price Appreciation of Similar Works

13.4%


$250k
$200k
$150k
$100k
$50k
2012
2014
2016
2018
2020
2022
2024

Similar Sales

Painting	Year	Dimensions	Sale Date	Sale Price
GRINK PAK	2021	56 × 105 in	3/14/2025	$143,000
Energala	2013	72 × 60 in	6/26/2024	$144,521
Blud N' Tar	2024	60 × 72 in	5/16/2024	$189,000
Controlopuss II	2018	71 × 91 in	11/15/2023	$279,400
Frackattack	2017	90 × 70 in	5/12/2022	$176,400
Skribskrabz	2020	90 × 70 in	7/9/2020	$100,000
"Viva Mar e Viva"	2011	72 × 55 in	2/27/2017	$71,730
"Smiling Spermy Spiralies II"	2011	72 × 60 in	9/18/2013	$56,250

SHOW LESS

KENNY SCHARF

b. 1958, UNITED STATES



$143,000
INITIAL OFFERING

13.4%
ANNUAL APPRECIATION OF SIMILAR WORKS (2015-2022)[1,2]

1.00
SHARPE RATIO[3]

15.7%
RECORD PRICE APPRECIATION[4]

Spray paint on canvas | 56 × 105 in.

Scharf is a contemporary artist best known for his involvement in the 1980s East Village art movement and whimsical integration of graffiti into contemporary art.

The Artwork is a dynamic, large-scale spray-painted canvas by Kenny Scharf. The Artwork features one of Kenny Scharf's most recognizable recurring characters, the Meanie. He compares his use of the Meanie to ancient civilizations' use of scary faces to ward off evil, as seen in tiki heads and totem poles. The Artwork was created the same year Kenny Scharf collaborated with Dior on a line for their menswear collection. Kenny Scharf returned to the same subject and palette in his 2024 residency at the Hôtel du Cap-Eden-Roc, where he was commissioned to create a monumental painting measuring 20 feet-long. This work was auctioned by Simon de Pury at the Amfar gala to support their work fighting AIDS. Kenny Scharf framed many of his own works, and the Artwork features one of his original artist's frames. The Artwork is a large-scale, landscape-oriented canvas painting created entirely with spray paint. The dynamic pink, green, and black composition features an array of fantastical creatures' faces with expressions ranging from happy to angry. Auction records for artworks similar in scale, style, and period are led by Controlopuss II (2018), which sold for $279,400 at Phillips New York on November 15, 2023, followed by BLUD 'N TAR (2024), which sold for $189,000 at Christie's New York on May 17, 2024, and Frackattack (2017), which sold for $176,400 at Christie's New York on May 13, 2022.

Kenny Scharf is represented by Almine Rech Gallery. In addition to numerous major group exhibitions, he has been the subject of solo exhibitions at prestigious institutions, including the Hammer Museum in Los Angeles, the Miami Center for the Fine Arts, the Queens Museum of Art, MoMA PS1 in New York, and the Museo de Arte Contemporaneo de Monterrey in Mexico. His works are held in permanent collections around the world, such as the Museum of Modern Art in New York, the Whitney Museum of American Art in New York, the Jewish Museum in New York, the San Francisco Museum of Modern Art, the Stedelijk Museum in Amsterdam, the Ludwig Museum in Cologne, the Sogetsu Museum in Tokyo, and the Broad in Los Angeles. His whimsical, vibrant compositions have charmed high-profile art-world professionals, collectors, and creatives–like art dealer Jeffrey Deitch, Dior Men's artistic director Kim Jones, Studio 54 founders Steve Rubell and Ian Schrager, and actor Lenny Kravitz–which has led to steady growth in his market. Scharf's works have historically appreciated 95% of the time they have returned to auction, across 21 repeat sales between 2002 and 2024. Scharf's persisting popularity is reflected by his top ten auction records, which have all been achieved since 2021. The artist's auction market is characterized by a low level of auction volume based on $3.8 million in total sales over the previous year ending on December 31, 2023. The artist's auction records are led by City of the Future (2005), which sold for $983,175 at Bonhams New York on May 19, 2022, Travel Time (1984), which sold for $870,000 at Christie's New York on November 9, 2021, and Op-Bop (1985), which sold for $630,000 at Sotheby's New York on November 17, 2022.

THE ARTIST'S AUCTION RECORDS ARE LED BY CITY OF THE FUTURE (2005), WHICH SOLD FOR $983,175 AT BONHAMS NEW YORK ON MAY 19, 2022, TRAVEL TIME (1984), WHICH SOLD FOR $870,000 AT CHRISTIE'S NEW YORK ON NOVEMBER 9, 2021, AND OP-BOP (1985), WHICH SOLD FOR $630,000 AT SOTHEBY'S NEW YORK ON NOVEMBER 17, 2022.

AUCTION RESULTS FOR SIMILAR WORKS [1,2]


279400
189000
176400
144521
100000
71730
56250
1/1/2014
1/1/2016
1/1/2018
1/1/2020
1/1/2022
1/1/2024

Kenny Scharf (b. 1958, Los Angeles, California) is a contemporary artist best known for his involvement in the 1980s East Village art movement and whimsical integration of graffiti into contemporary art. Growing up in the vibrant cultural scene of Southern California, Scharf drew inspiration from the emerging pop art movement, street art, global politics, and color television cartoons of the 1960s, like the Flintstones and Jetsons. He graduated from the School of Visual Arts in New York City in 1980, where he developed his painting, street, performance, and installation practices, coining the term "pop surrealism" to describe his unique style. With Andy Warhol as a mentor, Scharf immersed himself in the East Village art scene and collaborated with Keith Haring and Jean-Michel Basquiat. In 1985, he participated in the Whitney Biennial, which positioned him as a pioneering American artist alongside John Baldessari, Barbara Kruger, Donald Judd, Bruce Nauman, Richard Prince, and Cindy Sherman, among many other world-renowned artists. Scharf left New York City in 1993, temporarily settling in Miami before returning to Los Angeles. His first apartment back in Los Angeles was located right above Ed Ruscha's studio, who also became a friend and collaborator. On the occasion of Scharf's first retrospective at the Pasadena Museum of California Art in 2004, the artist spray-painted the museum's 10,000-square-foot parking garage. Despite his commercial and institutional success, Scharf rejects elitism in the art world and remains inspired by everyday popular culture and street art. His playful, original characters and fantastical universes have found their way onto public murals, car hoods, sculptures, and canvases. Most recently, Scharf was the subject of a solo exhibition at the Brandt Foundation in New York. Scharf continues to live and work in Los Angeles.


YELLOWPOP
Kenny Scharf





IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Kenny Scharf with the following criteria: Works on canvas created since 2010 that measure between 55 inches by 55 inches and 120 inches by 120 inches, excluding tondos, The Jetsons series, works with silkscreen, and works with diamond dust. The data was sourced from the Masterworks public sale database based on publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date.

3. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Kenny Scharf has a risk-adjusted appreciation of 1.00. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

4. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Kenny Scharf have a record price compound annual growth rate ("CAGR") of 15.7% from May 2, 1985 to December 31, 2024. This calculation is based on (i) a record price of $2,400 on May 2, 1985, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $780,000, the most recent record price as of December 31, 2024, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

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